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                                                                    Exhibit 4.17


                          SECOND SUPPLEMENTAL INDENTURE

         SECOND SUPPLEMENTAL INDENTURE, dated as of June 18, 2002, between WEIRTON STEEL CORPORATION, a Delaware corporation (the "Issuer"), and DEUTSCHE BANK TRUST COMPANY AMERICAS (formerly BANKERS TRUST COMPANY), as trustee (the "Trustee");

                                    RECITALS

         WHEREAS, the Issuer and the Trustee have heretofore executed and delivered an Indenture dated as of June 12, 1995, as supplemented by a First Supplemental Indenture dated as of August 12, 1996 (together, the "Indenture"), pursuant to which the Issuer has heretofore issued its 10-3/4% Senior Notes due 2005, in the aggregate original principal amount of $125,000,000 (the "Securities");

         WHEREAS, the Issuer has offered to exchange up to 100% of its Securities and its 11-3/8% Senior Notes due 2004 for a combination of its new 10% Senior Secured Notes due 2008 and its new Series C Preferred Stock (the "Note Exchange");

         WHEREAS, in connection with the Note Exchange, the Issuer desires to amend or eliminate certain provisions of the Indenture and have any and all Defaults or Events of Default waived by the holders of a majority in aggregate principal amount of the Securities at the time outstanding to the extent permitted by the Indenture;

         WHEREAS, section 7.2 of the Indenture provides that the Issuer and the Trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of the Securities at the time outstanding, enter into an indenture or indentures supplemental to the Indenture, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture; and

         WHEREAS, all acts and things necessary to amend the Indenture as aforesaid and to make this Second Supplemental Indenture a valid agreement of the Issuer, in accordance with its terms, have been done; and

         WHEREAS, except as herein expressly otherwise defined, the terms used herein shall have the same meaning as provided in the Indenture.

         NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

                                    ARTICLE I
                                   AMENDMENTS

         SECTION 1.01.  Deletion of Certain Definitions.


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         (a) The following definitions in Section 1.1 of the Indenture are hereby eliminated and deleted in their entirety as follows:

         "Acquired Indebtedness"
         "Asset Disposition"
         "Asset Disposition Offer"
         "Attributable Debt"
         "Commodity Agreement"
         "Consolidated EBITDA"
         "Consolidated Fixed Charges"
         "Consolidated Net Income"
         "Consolidated Net Tangible Assets"
         "Consolidated Net Worth"
         "Consolidated Subsidiary"
         "Currency Agreement"
         "Disqualified Stock"
         "Efficiency Program"
         "Indebtedness"
         "Interest Protection Agreement"
         "Investments"
         "Lien"
         "Net Cash Proceeds"
         "Net Income"
         "Offer Amounts"
         "Offer Period"
         "Permitted Indebtedness"
         "Permitted Joint Venture"
         "Permitted Liens"
         "Permitted Payments"
         "Permitted Working Capital Indebtedness"
         "Prohibited Investment"
         "Property"
         "Purchase Date"
         "Refinancing Indebtedness"
         "Restricted Payment"

         SECTION 1.02.  Deletion of Certain Covenants.

         (a) The following covenants are hereby eliminated and deleted in their entirety:

                  (i)      Section 3.9.  Limitations on Indebtedness.

                  (ii)     Section 3.10.  Limitations on Restricted Payments.

                  (iii)    Section 3.11. Limitations on Transactions with
                           Affiliates.

                  (iv) Section 3.12. Restrictions on Disposition of Assets of the Issuer.


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                  (v)      Section 3.13. Limitation on Liens.

                  (vi) Section 3.14. Limitations on Sale and Leaseback Transactions.

                  (vii) Section 3.15. Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries.

         SECTION 1.03.  Modification of the Definition of Change in Control.

         (a) The definition of "Change of Control" in Section 3.16 of the Indenture is hereby modified to read in its entirety as follows:

         As used herein, "Change of Control" means (i) any sale, lease or other transfer (in one transaction or a series of transactions) of more than 75% of the assets of the Issuer to any Person (other than a Wholly Owned Subsidiary of the Issuer); (ii) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act (other than the 1984 ESOP, the 1989 ESOP or any other employee benefit plan of the Issuer)) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Capital Stock of the Issuer representing more than 50% of the voting power of such Capital Stock, unless such acquisition of beneficial ownership of shares of voting power of Capital Stock of the Issuer occurs, directly or indirectly, in connection with the financing of a Permitted Acquisition; (iii) Continuing Directors cease to constitute at least a majority of the Board of Directors of the Issuer; or (iv) the stockholders of the Issuer approve any plan or proposal for the liquidation or dissolution of the Issuer.

         (b) The following paragraphs are hereby added to the end of Section
3.16:

         As used herein, "Permitted Acquisition" means any one or more transactions or series of transactions by the Issuer or a Subsidiary after the Issue Date, whether effected by merger, consolidation, purchase, lease or other transfer of assets, Permitted Joint Venture or otherwise, to acquire the properties and related business (whether through the direct purchase of assets or of the Capital Stock of the Person owning such assets) of any other Person
(i) where the Person to be acquired has been engaged, or the assets involved have been deployed, in the business of making, processing or distributing steel products, including without limitation tin mill products or other coated steel products, and (ii) the consummation of any such transaction would not otherwise result in any Event of Default immediately thereafter.

         As used herein, "Permitted Joint Venture" means the interest of the Issuer in any corporation, association or other business entity of which 50% or less, but not less than 10%, of the total Voting Stock or other interest is at the time owned or controlled, directly or indirectly, by the Issuer or one or more of its Subsidiaries or a combination thereof, provided that (i) such corporation, association or entity is engaged in the business or businesses of the Issuer or any related business and (ii) that any interest paid by Issuer or any Subsidiary of Issuer on any Indebtedness incurred by the Issuer or any Subsidiary of the Issuer in connection with such ownership interest shall not exceed the sum of (x) any dividends, other distributions of earnings and returns of capital received by the Issuer and any Subsidiaries on account of such ownership interest and (y) demonstrable operating benefits derived by the Issuer and any Subsidiaries, including cost savings and margin improvements, calculated on a pro forma basis as determined in good faith by management of the Issuer and adopted by resolution of the majority of the


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independent members of the Issuer's Board of Directors and delivered to the
Trustee in an Officers' Certificate.

         SECTION 1.04.  Modification of Covenants.

         (a) Section 4.1 of the Indenture is hereby modified to read in its entirety as follows:

         Section 4.1. Event of Default Defined; Acceleration of Maturity; Waiver of Default. In case one or more of the following Events of Default (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing, that is to say:

                  (a) default in the payment of any installment of interest upon any of the Securities as and when the same shall become due and payable, and continuance of such default for a period of 30 days; or

                  (b) default in the payment of all or any part of the principal on any of the Securities as and when the same shall become due and payable either at maturity, by declaration or otherwise; or

                  (c) failure on the part of the Issuer duly to observe or perform any other of the covenants or agreements on the part of the Issuer contained in the Securities or in this Indenture for a period of 60 days after the date on which written notice specifying such failure, stating that such notice is a "Notice of Default" hereunder and demanding that the Issuer remedy the same, shall have been given by registered or certified mail, return receipt requested, to the Issuer by the Trustee, or to the Issuer and the Trustee by the holders of at least 25% in aggregate principal amount of the Securities at the time outstanding; or

                  (d) [INTENTIONALLY DELETED]

                  (e) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Issuer in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

                  (f) the Issuer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or for any substantial part of its property, or make any general assignment for the benefit of creditors.


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         Then, and in each and every such case, unless the principal of all of the Securities shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Securities then outstanding hereunder, by notice in writing to the Issuer (and to the Trustee if given by Securityholders), may declare the entire principal of all the Securities, the interest accrued thereon, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. This provision, however, is subject to the condition that if, at any time after the principal of the Securities shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Issuer shall pay or shall deposit with the Trustee a sum sufficient to pay all matured installments of interest upon all the Securities and the principal of any and all Securities which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest at the same rate as the rate of interest specified in the Securities, to the date of such payment or deposit) and if any and all Events of Default under the Indenture, other than the non-payment of the principal of Securities which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided herein--then and in every such case the holders of a majority in the aggregate principal amount of the Securities then outstanding, by written notice to the Issuer and to the Trustee, may waive all defaults and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon.

         (b) Section 8.1 of the Indenture is hereby modified to read in its entirety as follows:

         Section 8.1. Covenant Not to Merger, Consolidate, Sell or Convey Property Except Under Certain Conditions. The Issuer will not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a merger with or into a Wholly Owned Subsidiary; PROVIDED that such Wholly Owned Subsidiary is not organized in a foreign jurisdiction) unless: (a) the entity formed by or surviving any such consolidation or merger (if other than the Issuer), or to which sale, lease, conveyance or other disposition shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (b) the Surviving Entity assumes by supplemental indenture all of the obligations of the Issuer on the Securities and this Indenture in form and substance satisfactory to the Trustee; and (c) immediately after the transaction, no Default or Event of Default shall have occurred and be continuing.

                                   ARTICLE II
                                     WAIVER

         SECTION 2.01. Waiver of Defaults. Effective as of the date hereof, to the fullest extent permitted by the Indenture, the Holders of the Securities hereby waive any and all Defaults and Events of Default existing as of the date hereof; provided, however, that all Defaults and Events of Default with respect to the payment of interest shall only apply to those Holders that have consented to the execution of this Second Supplemental Indenture.


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                                   ARTICLE III
                                  EFFECTIVENESS

         SECTION 3.01. Effectiveness of the Second Supplemental Indenture. This Second Supplemental Indenture shall become effective on and as of the date the counterparts hereto shall have been executed by each of the parties hereto and shall become operative on and as of the date of the consummation of the Note Exchange.

                                   ARTICLE IV
                                  MISCELLANEOUS

         SECTION 4.01. Construction with Indenture. All of the covenants, agreements and provisions of this Second Supplemental Indenture shall be deemed to be and construed as part of the Indenture and vice versa to the same extent as if fully set forth verbatim therein and herein and shall be fully enforceable in the manner provided in the Indenture. Except as provided in this Second Supplemental Indenture, the Indenture shall remain in full force and effect and the terms and conditions thereof are hereby confirmed.

         SECTION 4.02. Responsibility for Recitals. The recitals herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness thereof.

         SECTION 4.03. Successors and Assigns. All the covenants and agreements in this Second Supplemental Indenture contained by the Issuer shall bind its successors and assigns whether so expressed or not.

         SECTION 4.04. Governing Law. This Second Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State, except as may otherwise be required by mandatory provisions of law.

         SECTION 4.05. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

                                      * * *


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         IN WITNESS WHEREOF, the parties hereto have caused this Second
Supplemental Indenture to be, duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                 WEIRTON STEEL CORPORATION


                                 By:  /s/ Mark E. Kaplan
                                      ---------------------------------------
                                        Name:  Mark E. Kaplan
                                        Title: Senior Vice President
                                               of Finance and Administration
ATTEST:

/s/ William R. Kiefer
-----------------------------
Name:  William R. Kiefer
Title:    Secretary


                                 DEUTSCHE BANK TRUST COMPANY AMERICAS


                                 By:  /s/ Irina Golovashchuk
                                      ---------------------------------------
                                      Name:  Irina Golovashchuk
                                      Title: Associate
ATTEST:

/s/ Wanda Camacho
-----------------------------
Name:  Wanda Camacho
Title:  Vice President